Exhibit 99.1

NEWS RELEASE

CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 118)	Suite 100	Trading Symbol: AMV
kimb@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST ANNOUNCES PERFORMANCE AND OPERATING RESULTS FOR

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

DENVER, CO (March 9, 2005) — AmeriVest Properties Inc. (AMEX: AMV) reported results today for the fourth quarter and year ended December 31, 2004.  Funds from operations (FFO) for the fourth quarter of 2004 were $654,000 or $0.03 per diluted share, compared with $1,317,000, or $0.07 per diluted share, for the same period in 2003.  The Company reported a net loss for the quarter of $3,678,000, or $0.15 per share, compared with a loss of $1,252,000, or $0.07 per share, for the prior year period.  The fourth quarter of 2004 was negatively impacted by an impairment charge of $1,160,000 related to certain non-core properties returned to the lender in the first quarter of 2005 under a Deed-In-Lieu Agreement, the write-off of $323,000 in pursuit costs related to uncompleted acquisition transactions, and the write-off of $151,000 in previously capitalized loan costs related to the Company’s unsecured line of credit which was assumed and amended by KeyBank National Association during the quarter, discussed in additional detail below.  See the Summary Financial Information for a reconciliation of FFO and FFO per share to net loss and loss per share, the most directly comparable GAAP measures.

Revenues for the fourth quarter of 2004 increased 46% over the prior year period primarily due to the Company’s growth.  Fourth quarter 2004 includes the results of operations from the late-2003 acquisitions (Financial Plaza, Scottsdale Norte and Greenhill Park); the acquisition of Camelback Lakes (March 2004), Hackberry View (May 2004), and Parkway Centre III (September 2004) for a full quarter; and Hampton Court (November 2004) for a partial quarter.

Property operating expenses for the fourth quarter of 2004 increased by 38% from 2003 to 2004 because of these post-September 2003 transactions as well as increases in property taxes, utility costs and administrative expense from the addition of regional operating teams in the Phoenix, Dallas and Denver markets in late 2003 and early 2004.  General and administrative expenses for the fourth quarter increased by approximately $178,000 over the fourth quarter expense for 2003.  This increase was primarily due to $215,000 in fourth quarter expenses related to the Company’s efforts in Sarbanes-Oxley compliance and the registered public accountant’s audit and approximately $133,000 of other legal, tax, administrative and personnel costs, offset by a $170,000 severance expense recognized in the fourth quarter of 2003 with no comparable charges in 2004.

Year-to-Date Results

For the year ended December 31, 2004, FFO totaled $7,680,000, or $0.34 per diluted share, compared with $5,128,000, or $0.34 for 2003.  The net loss for 2004 was $5,903,000, or $0.26 per share, compared with a net loss of $1,980,000, or $0.13 per share, for the same period in 2003.  The increase in revenue and expenses from 2003 to 2004 is due to the previously mentioned transactions and continued growth of the Company.

General and administrative expenses for the year were $4,370,000, or 10% of revenues, as compared to $3,526,000, or 12% of revenues in 2003.  The increase in general and administrative expenses of $844,000 is attributable to approximately $550,000 of Sarbanes-Oxley compliance costs incurred in 2004 and additional corporate personnel hired during the latter half of 2003 and in 2004 to support the continued growth of the Company.

Fourth Quarter Highlights and Subsequent Events

•                  In March 2005, the Company completed a Deed-in-Lieu Agreement to return 13 non-core properties to the lender.  The non-core properties were leased primarily to various agencies of the State of Texas and were located in Temple, Clint, El Paso, Hempstead, Lubbock, Marshall, Columbus, Paris, Mission, Arlington, Bellville and Amarillo, Texas. The 17 remaining properties, consisting of 2,510,415 square feet, are considered “core” with the exception of one building in Colorado owned in a joint venture.

•                  In November, the Company retained Bear, Stearns & Co. to assist its Board of Directors in undertaking a review of a broad range of strategic alternatives for the company.

•                  In November, the Company acquired the Hampton Court office building in Dallas, Texas for $16.25 million ($149/SF).

•                  In October, the Company announced that KeyBank National Association had assumed and amended its unsecured credit facility from Fleet Bank of Boston, increasing the immediate availability from $30 million to $40 million and modifying other terms.  KeyBank also assumed the secured credit facility from Fleet Bank of Boston under the existing terms.

•                  In October, the Company purchased the fee interest in the land underlying its Greenhill Park office building in Addison, Texas for $14.5 million.

Strategic Alternative Review and Capital Requirements

Since anticipated cash flows from operations in 2005 will not be sufficient to fund the Company’s dividend on its common stock at the historical rate of $.52 per share and anticipated operating and capital needs; the Board of Directors has elected to suspend the dividend payment for the first quarter of 2005 pending the results of the Company’s strategic review and ongoing negotiations with bank participants described below.  The Company is continuing to explore a number of strategic alternatives but there can be no assurance that any transaction will be completed.  The Company believes that, based on operating results for the year and quarter ended December 31, 2004, the Company will require a waiver of certain financial and coverage covenants in its secured credit facility and is in negotiations to obtain such a waiver from KeyBank, as agent for the bank group.  These negotiations are expected to result in amendments to both the secured and unsecured credit facilities which may restrict the Company’s discretionary use of cash but would continue to provide liquidity to fund portfolio capital expenses until the strategic review is completed.

Supplemental Operating and Financial Information

The Supplemental Operating and Financial Information for the fourth quarter of 2004 is available online at the Company’s website, www.amvproperties.com by clicking the Investor Relations link and then the Supplemental Information link.

Conference Call Information

The Company will hold an investor/analyst conference call on March 10, 2005, beginning at 9:00 am MST (11:00 am EST, 10:00 am CST and 8:00 am PST) to discuss its fourth quarter and year-end financial results.  To participate in the conference call, please dial (800) 548-8725 approximately ten minutes before the scheduled start of the call.  If you are calling from outside North America, please call (706) 634-5929.

An audio replay will be available two hours after the completion of the conference call until March 17, 2005 by calling (800) 642-1687 or for participants outside North America, please call (706) 645-9291 and enter conference ID# 3657835.  A live web cast of the conference call will be available at www.amvproperties.com.  You must have Windows Media Player installed on your computer in order to listen to the web cast, which may be downloaded for free at the website listed above.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2003 Annual Report on Form 10-KSB and from time to time in the Company’s filings with the Securities and Exchange Commission.

AMERIVEST PROPERTIES INC.

Summary Financial Information

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Selected Income Statement Information:
Real Estate Operating Revenue
Rental revenue	$12,643,553	$8,669,240	$45,075,225	$28,793,825

Real Estate Operating Expenses
Property operating expenses-
Operating expenses	3,648,818	2,598,197	13,476,493	7,822,693
Real estate taxes	1,719,960	1,292,680	5,829,535	3,639,508
General and administrative expenses	1,347,938	1,170,315	4,370,403	3,526,097
Interest expense	3,820,749	2,430,114	12,443,610	7,747,017
Depreciation and amortization expense	4,423,826	2,513,239	14,387,431	6,892,207
Impairment of investment in real estate	1,160,000	—	1,160,000	1,465,932
Other expense—pursuit costs	323,376	—	323,626	1,650
Total operating expenses	16,444,667	10,004,545	51,991,098	31,095,104

Loss From Continuing Operations	(3,801,114)	(1,335,305)	(6,915,873)	(2,301,279)

Other Income/(Loss)
Interest income	31,621	12,283	87,016	73,470
Equity in loss of affiliate	—	(16,502)	(18,076)	(54,953)
Minority interest	91,034	—	256,246	—
Total other income/(loss)	122,655	(4,219)	325,186	18,517

Loss Before Discontinued Operations	(3,678,459)	(1,339,524)	(6,590,687)	(2,282,762)

Discontinued Operations	—	87,659	687,735	302,342

Net Loss	$(3,678,459)	$(1,251,865)	$(5,902,952)	$(1,980,420)

Loss Per Share
Basic	$(0.15)	$(0.07)	$(0. 26)	$(0.13)
Diluted	$(0.15)	$(0.07)	$(0.26)	$(0.13)

Weighted Average Common Shares Outstanding
Basic	23,959,656	17,383,652	22,348,811	14,686,369
Diluted	23,959,656	17,383,652	22,348,811	14,686,369

Funds From Operations:
Net loss	$(3,678,459)	$(1,251,865)	$(5,902,952)	$(1,980,420)
Depreciation and amortization expense	4,332,521	2,546,322	14,134,791	7,023,923
Share of depreciation of affiliate	—	22,992	22,322	84,860
Gain on sale of real estate	—	—	(574,276)	—
Funds From Operations	$654,062	$1.317,449	$7,679,885	$5,128,363

Funds From Operations Per Share
Basic	$0.03	$0.08	$0.34	$0.35
Diluted	$0.03	$0.07	$0.34	$0.34

Weighted Average Common Shares Outstanding
Basic	23,959,656	17,383,652	22,348,811	14,686,369
Diluted	24,076,729	17,633,834	22,464,707	14,907,011

Funds from operations (FFO) is a non-GAAP financial measure.  We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) in the October 1999 White Paper (amended in April 2002), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in the paragraph entitled “Non-GAAP Financial Measures” below.  The above summary financial information table reflects the reconciliation of FFO from net income or (loss) and a comparison to earnings or (loss) per share, the most directly comparable GAAP measure, for the periods presented.

AMERIVEST PROPERTIES INC.

Summary Financial Information (continued)

(unaudited)

	December 31,	December 31,
	2004	2003
Selected Balance Sheet Information:
Assets at cost	$374,336,725	$252,634,487
Less: accumulated depreciation and amortization	(26,383,036)	(12,134,025)
Total assets	$347,953,689	$240,500,462

Total mortgage loans, notes payable and unsecured line of credit	$236,586,391	$159,533,710

Total stockholders’ equity	$93,469,915	$70,104,407

Common shares issued and outstanding	23,982,233	17,401,309

Selected Property Information:
Number of operating properties owned	30	30
Total rentable square feet	2,732,957	2,222,079
Occupancy	88.3%	84.2%

Selected Stock Information:
Common share price (as of period end)	$6.40	$7.18

Equity market capitalization	$153,486,291	$124,941,399

Common share annualized dividends	$0.52	$0.52

Common share annualized dividend yield (as of period end)	8.1%	7.2%

Non-GAAP Financial Measures.  Funds from operations (FFO) is a non-GAAP financial measure.  FFO is defined as net income or loss, computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance.  We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.  FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.  FFO may include funds that may not be available for our management’s discretionary use due to requirements to conserve funds for capital expenditures, debt repayments, property acquisitions and other commitments and uncertainties.